EXHIBIT 99.1
                                                               ------------


                                 FINAL COPY



FOR IMMEDIATE RELEASE                             Contact:  Tricia Bergeron
---------------------                                       (912) 965-3700


             GULFSTREAM REPORTS 30 PERCENT INCREASE IN EARNINGS
                     PER SHARE FOR SECOND QUARTER 1999

                       FIRST HALF EPS UP 37 PERCENT;
             COMPANY MEETING ALL FINANCIAL AND OPERATING GOALS
---------------------------------------------------------------------------

     SAVANNAH, GA, JULY 15, 1999 - Gulfstream Aerospace Corporation (NYSE:
GAC) today reported revenues of $707.8 million for the second quarter ended June 30, 1999, an increase of 27 percent from revenues of $557.0 million in the 1998 second quarter. Net income for the 1999 quarter was $69.8 million, up 26 percent from net income of $55.6 million in the same period last year. Diluted earnings per share for the 1999 second quarter were $0.95, up 30 percent from $0.73 in the second quarter 1998.

     The Company's income from operations for the second quarter was $115.5 million, an increase of 26 percent from $91.6 million in the second quarter of 1998. Gulfstream delivered 17 aircraft (nine Gulfstream IV-SPs, eight Gulfstream Vs) in the 1999 second quarter, versus 15 aircraft (eight Gulfstream IV-SPs and seven Gulfstream Vs) in the second quarter last year. As a percentage of revenues, second quarter gross margin, excluding pre-owned aircraft, was 24.3 percent, versus 24.0 percent for the three months ended June 30, 1998.

     "Gulfstream has again delivered excellent financial performance for the quarter," said Theodore J. Forstmann, Gulfstream chairman and chief executive officer. "We're seeing strong demand for both the Gulfstream IV-SP and Gulfstream V in the United States and internationally and we remain on track to meet our earnings per share goal of at least $3.75 in 1999."

     As expected, Gulfstream recorded 10 aircraft orders (five Gulfstream IV-SPs and five Gulfstream Vs) for the three months ended June 30, 1999. The total number of contracts signed to date in 1999 was 21 bringing the Company's backlog, including 18 options and ten undelivered aircraft on order for the Middle East Shares program, to 122 aircraft (56 Gulfstream IV-SPs and 66 Gulfstream Vs) valued at approximately $3.9 billion as of June 30, 1999. The Company has sold 146 Gulfstream Vs since its introduction - with nearly 50 of them in operational service today.

     For the six months ended June, 30, 1999, revenues were $1.33 billion, up 26 percent from the comparable 1998 period. Net income increased 34 percent to $128.3 million in the first six months of 1999, from net income of $96.1 million in the first half of 1998. Diluted earnings per share were $1.74, an increase of 37 percent from $1.27 in the same period one year ago. Gross margin, as a percentage of revenues (excluding pre-owned aircraft) for the first half was 24.1 percent versus 23.1 percent a year ago.

     In May, Gulfstream and General Dynamics announced that they had entered into a definitive agreement for General Dynamics to acquire Gulfstream in a one-for-one stock swap. The transaction, which will be accounted for as a pooling of interests, is expected to be tax-free to Gulfstream shareholders. A special meeting of stockholders of Gulfstream will be held on Friday, July 30, 1999 to consider and vote on the proposal to adopt and approve the Agreement and Plan of Merger.

     Gulfstream Aerospace Corporation is the leading designer, developer, manufacturer and marketer of the world's most technologically advanced intercontinental business jet aircraft. The Company has produced more than 1,000 aircraft for customers around the world since 1958. Gulfstream offers a range of aircraft products and services to meet the aviation needs of its customers, including the Gulfstream IV-SP(R), the ultra-long range Gulfstream V(R), Gulfstream Shares(R), Gulfstream Financial Services, Gulfstream LeaseSM, Gulfstream Pre-Owned Aircraft Sales, Gulfstream Charter ServicesSM, Gulfstream Management ServicesSM and Gulfstream ServiceCareSM. In 1998, Gulfstream reported revenues of $2.4 billion. The Company employs approximately 7,800 people at eight locations.

===========================================================================
This press release includes forward-looking statements which are subject to risks and uncertainties. Actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the
           Company's Securities and Exchange Commission filings.
===========================================================================

                                    ###

                      GULFSTREAM AEROSPACE CORPORATION
                   ($ in millions, except per share data)

---------------------------------------------------------------------------

               CONDENSED STATEMENT OF INCOME INFORMATION (1)
               ---------------------------------------------
                                         QUARTER ENDED          SIX MONTHS ENDED
                                            JUNE 30,                 JUNE 30,
                                      ----------------------  ----------------------
                                         1999        1998        1999        1998
                                      ----------  ----------  ----------  ----------
                                                       (Unaudited)
Net revenues                           $ 707.8     $ 557.0     $1,332.9    $1,060.4
Gross margin                             153.7       125.8        288.4       225.2
Income from operations                   115.5        91.6        212.8       160.9
Net income (2)                            69.8        55.6        128.3        96.1

Earnings Per Share: (3)
   Earnings per share - basic          $   .97     $   .75     $   1.78    $   1.31
   Earnings per share - diluted            .95         .73         1.74        1.27

------------------------------------------------------------------------------------

Aircraft orders (4)                         10          17           21          30
Mid East Shares orders                       -           -            1           -
                                      ----------  ----------  ----------  ----------
      Total New Aircraft orders             10          17           22          30
Aircraft contracted - not in
Financial Contract Backlog (4)               -           -           10          12

New Aircraft deliveries:
   Green - GIV-SP                            9           8           19          14
   Green - GV                                8           7           15          14
                                      ----------  ----------  ----------  ----------
      Total Green deliveries                17          15           34          28

   Completion - Gulfstream Aircraft         18           9           28          16
         - Non - Gulfstream Aircraft         1           -            2           -
                                      ----------  ----------  ----------  ----------
      Total Completion deliveries           19           9           30          16

Pre-Owned Aircraft deliveries                4           4            6           7

------------------------------------------------------------------------------------

                       FINANCIAL CONTRACT BACKLOG (4)
                       ------------------------------

                                                     JUNE 30,          DECEMBER 31,
                                                       1999                1998
                                                   ------------        ------------

Units                                                     94                 106
Dollars (in billions)                                 $  3.0              $  3.3

--------------------------------------------------------------------------------

                 SELECTED BUSINESS SEGMENT INFORMATION (5)
                 -----------------------------------------

                                                     QUARTER ENDED JUNE 30,
                                                   --------------------------
                                                       1999          1998
                                                   ------------  ------------
Net Revenues
     New Aircraft                                    $ 556.4       $ 448.0
     Aircraft Services                                  81.0          55.3

Segment Gross Margin
     New Aircraft                                    $ 135.4        $110.4
     Aircraft Services                                  19.2          11.0

--------------------------------------------------------------------------------


                    CONDENSED BALANCE SHEET INFORMATION
                    -----------------------------------

                                                    JUNE 30,    DECEMBER 31,
                                                      1999          1998
                                                  ------------  ------------

Cash and cash equivalents                          $   118.6      $    38.1
Inventories                                            794.9          729.9
Total current assets                                 1,294.3        1,055.6
Customer deposits                                      726.0          582.7
Long-term debt                                         323.5          361.0
Total stockholders' equity  (6)                        280.1          195.7

--------------------------------------------------------------------------------

(1) The Company's financial results for the quarter and six month period ended June 30, 1999 include the results of operations of K-C Aviation. This acquisition took place during the third quarter of 1998. Acquisition related charges of inventory step-up and goodwill amortization totaled $1.2 million and $2.9 million for the quarter and six month period ended June 30, 1999, respectively, and are included in Income from operations.

(2) In the quarter and six month period ended June 30, 1999, the Company recorded an income tax provision of $40.1 million and $73.7 million based on an estimated effective tax rate of 36.5% compared with an income tax provision of $32.1 million and $56.4 million based on an estimated effective tax rate of 37.0% in the quarter and six month period ended June 30, 1998.

(3) Basic earnings per share ("EPS") is computed based on net income divided by the weighted average common shares outstanding. Diluted EPS is computed by dividing net income by the weighted average common shares outstanding plus the incremental shares that would have been outstanding under stock option plans.

(4) During the first quarter of 1998, the Company signed a $335 million contract for 12 Gulfstream IV-SPs to expand its highly successful Gulfstream Shares fractional ownership program to the Middle East region. In 1993, the Company established very stringent deposit requirements for recording aircraft into its backlog. The contract for the Middle East Shares expansion includes modestly different deposit requirements early in the program. The Company has decided for the initial phase of the program to record these orders into backlog when the aircraft are delivered. The first green aircraft delivery for this Program occurred during the third quarter of 1998 and the second delivery occurred in the first quarter of 1999. The remaining 10 undelivered aircraft are not included in the Company's financial contract backlog.

(5) The Company operates in three reportable segments: New Aircraft, Aircraft Services and Pre-Owned Aircraft. See Note 15 to the Company's 1998 Annual Report to Stockholders for a detailed description of the Company's reportable segments.

(6) During March 1999, the Company established a program to repurchase up to an additional $200 million of its common stock. The purchases will be made from time to time in the open market or through negotiated transactions as market conditions warrant. At June 30, 1999, the Company had repurchased 1,272,800 shares, at an average price of $45.54 per share, for an aggregate amount of $58.0 million. In June 1999, Gulfstream announced that it had rescinded its stock repurchase program due to the pending merger with General Dynamics.